Exhibit 99.1

Altus Power, Inc., a Market-Leading Clean Electrification Company, Announces Business Combination with CBRE Acquisition Holdings, Inc.;

Combined Company Expected to Be Listed on New York Stock Exchange

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Transaction to generate gross proceeds of approximately $678 million to the company, including a $275 million fully-committed common stock PIPE, anchored by CBRE Group, Inc. and existing investors, Altus Power management and Blackstone Credit, as well as new investors, including ValueAct Capital, Liberty Mutual Investments and other leading institutional investors

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Strategic business combination between Altus Power and CBRE Acquisition Holdings will be the first SPAC business combination led by a publicly-traded U.S. corporate. It combines Altus Power with a vehicle sponsored by CBRE Group Inc., the world’s largest commercial real estate services company with 7 billion square feet of commercial real estate under management and serving more than 90 Fortune 100 corporations

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Transaction advances Altus Power’s mission to be a category-defining clean electrification company positioned to deliver savings and sustainability benefits to its customers. Altus Power uses a data-driven approach to build onsite solar, combining building energy consumption data, the design and sizing of battery storage, and clean electric vehicle charging infrastructure, all of which can be integrated with other buildings to create a networked clean energy grid

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Altus Power’s existing shareholders are rolling 100% of their common equity in the transaction as well as investing additional capital, demonstrating strong alignment and enthusiasm for Altus Power’s long-term value proposition

•	Transaction implies pro forma equity value of the combined company of $1.58 billion at the $10 per share price in the transaction

•	Combined company Board of Directors will include representatives of Altus Power, CBRE, and Blackstone and have a majority of highly qualified independent directors

GREENWICH, CT & DALLAS, TX, July 13, 2021 – Altus Power, Inc. (“Altus Power” or “the Company”), a market-leading clean electrification company, and CBRE Acquisition Holdings, Inc. (NYSE: CBAH) (“CBAH”) today announced a definitive agreement for a business combination that would result in Altus Power becoming a public company listed on the New York Stock Exchange under the new ticker symbol “AMPS”. CBAH is a special-purpose acquisition company sponsored by CBRE Group, Inc. (“CBRE”), the world’s largest commercial real estate services firm.

Headquartered in Greenwich, Connecticut, Altus Power is currently wholly-owned by its management team and Blackstone Credit, and delivers savings and sustainability benefits to its rapidly growing pool of commercial, public sector, and community solar customers. Altus Power serves its customers by offering locally-sited solar generation, energy storage, and EV-charging stations across the U.S. Since its founding in 2009, Altus Power has constructed or acquired more than 200 distributed generation solar facilities totaling more than 265 megawatts from Vermont to Hawaii. The Company expects to end 2021 with a solar asset portfolio of more than 400 megawatts. Altus Power has generated significant EBITDA since 2017.

Transaction Overview

The transaction is anticipated to generate gross proceeds of up to approximately $678 million of cash, assuming no redemptions by CBAH’s public stockholders, which will be used to fund the Company’s growth initiatives and strengthen the combined company’s balance sheet. Proceeds include a $275 million fully-committed common stock PIPE (the “PIPE”), anchored by CBRE Group, Inc. and existing investors, including Altus Power management and Blackstone Credit, as well as new investors, including ValueAct Capital, Liberty Mutual Investments and other leading institutional investors. The pro forma implied equity value of the combined company is $1.58 billion at the $10 per share price in the transaction, and assuming no redemptions by CBAH’s public stockholders.

Demonstrating the deep alignment of CBRE with Altus Power’s business success, CBRE’s sponsor economics are deliberately designed to be tied to the long-term performance of Altus Power. Unlike traditional SPAC incentive structures, CBRE receives no upfront sponsor shares but instead earns its incentive as Altus Power shares appreciate in value over time.

Altus Power’s leadership will remain intact, with Lars Norell and Gregg Felton continuing as Co-Chief Executive Officers of the combined company. Messrs. Norell and Felton will work alongside the Company’s current executive team. The Board of Directors of the combined company will include representation from Altus Power, CBRE, Blackstone Credit and ValueAct Capital, and have a majority of independent directors.

The transaction has been unanimously approved by the board of Altus Power and unanimously approved by the board of CBAH after receiving the unanimous recommendation of its special committee. Completion of the proposed transaction is subject to customary closing conditions, including the approval of CBAH’s stockholders (including approval by CBAH’s stockholders holding a majority of the voting power of the stockholders who are not affiliated with CBRE Group, Inc. or executive officers of CBAH), and is expected to occur in the fourth calendar quarter of 2021.

Management and Sponsor Commentary

“The CBRE partnership we are announcing today, through the proposed combination with CBAH, will allow Altus Power to leverage the strength and reach of the world’s largest real estate services company, along with Blackstone’s exceptional, long-standing sponsorship, further enhancing our ability to serve corporate and public clients with onsite clean energy generation and storage,” said Lars Norell, Co-Chief Executive Officer and Director of Altus Power. “We are very excited about the opportunity to supply real estate investors and occupiers – many of whom will come to us through our relationship with CBRE -- with clean energy savings and sustainability benefits using a data-driven approach to design and build onsite solar generation facilities, energy storage, and EV-charging for vehicles and fleets – while preparing for a networked future that will have these systems work in tandem and across multiple buildings to produce value for commercial, industrial, municipal and community solar customers.”

Gregg Felton, Co-Chief Executive Officer and Director of Altus Power, added “Our more than decade-long track record of designing, constructing, owning, and operating solar generation assets, our unique access to investment grade funding, along with our prospective public company balance sheet and the incredible partnership with CBRE, combine to make Altus Power the ideal provider of solar generation and storage assets across the country. With sponsorship and support from both CBRE and Blackstone, Altus Power will be the undisputed leader in clean electrification.”

“This transaction will deliver the financial and strategic resources to accelerate Altus Power’s growth plan and drive long-term shareholder value creation,” Bill Concannon, Chief Executive Officer of CBAH said. “CBRE is excited to help Altus Power bring its clean energy solutions and expertise to support our clients in reducing their carbon footprint and meeting their other sustainability goals. This is an increasingly urgent imperative for real estate occupiers and investors alike.”

“We are proud of the long-standing partnership with Altus Power and look forward to participating in their future growth,” said Rob Horn, Co-Head of Energy Investing at Blackstone Credit. “Altus Power has established itself as a market leader and is already helping Blackstone deploy solar across our own portfolio. This new partnership with CBRE provides a tremendous opportunity to deliver solar and electrification services to more businesses and real estate owners looking to enhance their profitability and meet sustainability objectives.”

Advisors

Citi acted as exclusive financial advisor to Altus Power. Fifth Third Securities acted as capital markets advisor to Altus Power. Morgan Stanley and J.P. Morgan acted as financial advisors to CBAH. Morgan Stanley acted as CBAH’s lead placement agent on the PIPE. Citi and J.P. Morgan acted as CBAH’s placement agents on the PIPE. Simpson Thacher & Bartlett LLP served as legal counsel to CBAH. Ropes & Gray LLP served as legal counsel to Altus Power. Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel to the placement agents. Potter Anderson & Corroon LLP served as legal counsel to the special committee of the CBAH board.

Investor Conference Call Information

Altus Power and CBAH will host a joint investor conference call to discuss the proposed transaction today, July 13, 2021 at 8:30AM ET.

To listen to the prepared remarks via telephone from the U.S., dial 1-877-407-4018 and an operator will assist you. International investors may listen to the call by dialing 1-201-689-8471. A telephone replay will be available by dialing 1-844-512-2921 if in the U.S, and by dialing 1-412-317-6671 from outside the U.S. The PIN for access to the replay is 13721536. The replay will be available through July, 27, 2021 at 11:59pm ET.

About Altus Power

Altus Power, based in Greenwich, Connecticut, is creating a clean electrification ecosystem, serving its commercial, public sector and community solar customers with locally-sited solar generation, energy storage, and EV-charging stations across the U.S. Since its founding in 2009, Altus Power has developed or acquired more than 200 distributed generation facilities totaling in excess of 265 megawatts from Vermont to Hawaii. Visit altuspower.com to learn more.

About CBAH

CBAH is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The parent of our sponsor, CBRE, is the world’s largest commercial real estate services and investment firm, based on 2020 revenue, with leading market positions in leasing, property sales, occupier outsourcing, property management, valuation, real estate development and investment and other business lines.

Important Information About the Transaction and Where to Find It

CBAH intends to file with the SEC a Registration Statement on Form S-4 (the “Form S-4”), which will include a preliminary proxy statement/prospectus in connection with the proposed Business Combination and will mail a definitive proxy statement/prospectus and other relevant documents to its stockholders. CBAH’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus, and amendments thereto, and the definitive proxy statement/prospectus in connection with CBAH’s solicitation of proxies for its stockholders’ meeting to be held to approve the Business Combination because the proxy statement/prospectus will contain important information about CBAH, Altus Power, Inc. (“Altus”) and the Business Combination. The definitive proxy statement/prospectus will be mailed to stockholders of CBAH as of a record date to be established for voting on the Business Combination. Stockholders will also be able to obtain copies of the Registration Statement on Form S-4 and the proxy statement/prospectus, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to CBRE Acquisition Holdings, Inc., 2100 McKinney Avenue, Suite 1250, Dallas, TX 75201.

Participants in the Solicitation

CBAH, Altus and certain of their respective directors and officers may be deemed participants in the solicitation of proxies of CBAH’s stockholders with respect to the approval of the Business Combination. CBAH and Altus urge investors, stockholders and other interested persons to read, when available, the Form S-4, including the preliminary proxy statement/prospectus and amendments thereto and the definitive proxy statement/prospectus and documents incorporated by reference therein, as well as other documents filed with the SEC in connection with the Business Combination, as these materials will contain important information about Altus, CBAH and the Business Combination. Information regarding CBAH’s directors and officers and a description of their interests in CBAH is contained in CBAH’s annual report on Form 10-K for the fiscal year ended December 31, 2020. Additional information regarding the participants in the proxy solicitation, including Altus’s directors and officers, and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Registration Statement on Form S-4 and the definitive proxy statement/prospectus for the Business Combination when available. Each of these documents is, or will be, available at the SEC’s website or by directing a request to CBAH as described above under “Additional Information About the Transaction and Where to Find It.”

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to CBAH’s and Altus’s future prospects, developments and business strategies. In particular, such forward-looking statements include statements concerning the timing of the Business Combination, the business plans, objectives, expectations and intentions of CBAH once the Business Combination and the other transactions contemplated thereby (the “Transactions”) and change of name are complete (“New Altus”), and Altus’s estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities. These statements are based on CBAH’s or Altus’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside CBAH’s or Altus’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; (2) the inability to complete the Transactions due to the failure to obtain approval of the stockholders of CBAH or Altus or other conditions to closing in the Business Combination Agreement; (3) the ability of New Altus to meet NYSE’s listing standards (or the standards of any other securities exchange on which securities of the public entity are listed) following the Business Combination; (4) the inability to complete the private placement of common stock of CBAH to certain institutional accredited investors; (5) the risk that the announcement and consummation of the Transactions disrupts Altus’s current plans and operations; (6) the ability to recognize the anticipated benefits of the Transactions, which may be affected by, among other things, competition, the ability of New Altus to grow and manage growth profitably, maintain relationships with customers, business partners, suppliers and agents and retain its management and key employees; (7) costs related to the Transactions; (8) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the Transactions; (9) the possibility that Altus and New Altus may be adversely affected by other economic, business, regulatory and/or competitive factors; (10) the impact of COVID-19 on Altus’s and New Altus’s business and/or the ability of the parties to complete the Transactions; (11) the outcome of any legal proceedings that may be instituted against CBAH, Altus, New Altus or any of their respective directors or officers, following the announcement of the Transactions; and (12) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments.

Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in CBAH’s most recent annual report on Form 10-K, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov, and will also be provided in the Registration Statement on Form S-4 and CBAH’s proxy statement/prospectus when available. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and CBAH and Altus undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in CBAH and is not intended to form the basis of an investment decision in CBAH. All subsequent written and oral forward-looking statements concerning CBAH and Altus, the Transactions or other matters and attributable to CBAH and Altus or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the Transactions and shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Altus Power Contacts

For Media:

Cory Ziskind

ICR, Inc.

AltusPowerPR@icrinc.com

For Investors:

Caldwell Bailey

ICR, Inc.

AltusPowerIR@icrinc.com

CBRE Acquisition Holdings Contacts

Cash Smith

CBRE Acquisition Holdings, Inc.

Cash.Smith@cbre.com

Steven Iaco

CBRE Corporate Communications

Steven.Iaco@cbre.com